The Carlyle Group

For Immediate Release

October 14, 2015

The Carlyle Group Completes Tender Offer for Blyth

New York, NY – Global alternative asset manager The Carlyle Group (NASDAQ: CG) and Blyth, Inc. (NYSE: BTH) today announced the successful completion of Carlyle’s tender offer to purchase all outstanding shares of common stock of Blyth, for $6.00 per share in cash. The tender offer expired at 11:59 pm (New York City time) on October 13, 2015. Carlyle previously announced its intent to acquire Blyth’s outstanding shares of common stock on August 31, 2015 with capital from the Carlyle Equity Opportunity Fund, a U.S. middle-market buyout fund.

Carlyle plans to complete the acquisition of the remaining eligible Blyth shares not acquired in the tender offer through a merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware today, October 14, 2015. As a result of the merger, Blyth shares will no longer be traded on the NYSE, and today Blyth will become a wholly-owned portfolio company of the Carlyle U.S. Equity Opportunity Fund.

As of the expiration of the tender offer, approximately 11,749,938 shares were validly tendered and not withdrawn in the tender offer, representing 72.8 percent of Blyth’s outstanding shares, according to the depositary for the tender offer. Notices of Guaranteed Delivery were delivered with respect to 443,997 additional shares, representing approximately 2.8 percent of Blyth’s shares, according to the depositary. Carlyle has accepted for payment and will promptly pay for all validly tendered (and not withdrawn) shares of Blyth.

All eligible Blyth shares that were not validly tendered will be converted at the effective time of the merger into the right to receive $6.00 per share in cash, without interest and less any applicable withholding taxes – the same price paid in the tender offer.

Harry Slatkin, founder of Slatkin & Co., will be appointed Chief Executive Officer of Blyth today in connection with the merger, succeeding Robert B. Goergen, Jr. who had served as Blyth’s CEO since late 2013. Dan Chard will also be appointed President and Chief Operating Officer, today in connection with the merger. Chard will join the company from Nu Skin Enterprises, Inc., a direct seller company that distributes personal care and nutritional products.

Threadstone Advisors, White & Case and PricewaterhouseCoopers acted as advisors to Carlyle. Houlihan Lokey and Wachtell, Lipton, Rosen & Katz acted as advisors to Blyth.

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About Blyth, Inc.

Blyth, Inc., headquartered in Plymouth, MA, USA, is a direct-to-consumer business focused on the direct selling and direct marketing channels. It designs and markets candles and accessories for the home and also designs and markets health, wellness and beauty products, household convenience items and personalized gifts through the Catalog/Internet channel. Its products are sold direct to the consumer under the PartyLite® brand and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change®, Native Remedies® and Exposures® brands.

About The Carlyle Group

The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $193 billion of assets under management across 128 funds and 159 fund of funds vehicles as of June 30, 2015. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,700 people in 35 offices across six continents.

Web: www.carlyle.com

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Contacts:

PartyLite:

Monica Rowe

862.202.1049

rowems@comcast.net

Carlyle:

Elizabeth Gill

202.729.5385

Elizabeth.gill@carlyle.com

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Forward-Looking Statements

This communication contains statements that are forward-looking. We want to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 may change based on various factors. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “target”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend” and similar expressions may identify such forward-looking statements.

Forward-looking statements in this document should be evaluated together with the many uncertainties that affect the businesses of The Carlyle Group and Blyth, in their respective 2014 Annual Reports on Form 10-K and in their other reports with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. The Carlyle Group expressly disclaims any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.